625 Westport Parkway

Grapevine, TX 76051

817-424-2000

Exhibit 10.2

June 9, 2021

Via Email:

Mike Recupero

Re:	Offer Letter

Dear Mike,

Congratulations! I am pleased to offer you employment with GameStop Texas, Ltd. and as the Chief Financial Officer of GameStop Corp. (the “Company”). You will report to the Chief Executive Officer of the Company. You will be subject to all policies of the Company and GameStop Texas, Ltd. in effect from time to time, including the Company’s Anti-Hedging Policy, Clawback Policy, Insider Trading Policy and Code of Ethics.

We would like you to start on a mutually agreed upon date no later than July 12, 2021. Your starting annualized base salary will be $200,000, less applicable taxes.

You will also be eligible to earn a total of $3,600,000 in sign-on bonuses. These bonuses will be paid in 48 monthly installments, as follows: In each of the first 12 months of your employment with us, you receive a sign-on bonus installment of $187,500, less applicable taxes. In each of months 13 through 24 of your employment with us, you will receive a sign-on bonus installment of $95,833.33, less applicable taxes. In each of months 25 through 48 of your employment with us, you will receive a sign-on bonus installment of $8,333.33, less applicable taxes. Your right to receive each installment is conditioned on your continuous employment with us through the payment date of that installment. Except as otherwise provided below in connection with a termination by the Company without Cause, if your employment with us ceases for any reason, no additional installments will be paid.

On the first business day of the first calendar quarter that commences after your start date, and subject to your active employment with us on that date, you will be granted a number of restricted stock units or restricted shares of the Company’s Class A common stock (“Common Stock”) determined by dividing $10,800,000 by the average closing price of Common Stock for the 30 trading days immediately preceding the grant date (the “Initial Equity Award”). The Initial Equity Award will vest as follows: 5% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, and 20% on each of the dates that are 30, 36, 42 and 48 months following the grant date, subject in each case to your continuous service through the applicable vesting date. The above-described equity award will be documented in a separate award agreement; that agreement will contain additional terms and conditions (not inconsistent with this letter) and be delivered to you following the applicable grant date.

The Company’s agreement to grant equity to you and to pay you signing bonus installments does not guarantee your employment for any period or otherwise limit our ability to terminate your employment at any time, for any reason, even if your opportunity to receive or vest in such equity or receive such signing bonus installments would be forfeited as a result of such termination. We

625 Westport Parkway

Grapevine, TX 76051

817-424-2000

will periodically review your performance and compensation levels and may, beginning in 2022, make adjustments consistent with our executive compensation program, all as determined in the sole discretion of the Compensation Committee of our Board of Directors.

You are eligible for 3 weeks of vacation per year. On the 61st day from your start date, you will be eligible to participate in the Company’s health (including dental and vision) benefits program, as well as be automatically covered in the Company’s company-paid life insurance program and, after 90 days, the long-term disability program. You will be eligible to participate in the 401(k) plan on the first day of the month following or coinciding with 60 days of service. You will be eligible for the company match commencing with the first of the month after or coinciding with your first year of service. The company match is funded on an annual frequency. Please feel free to contact our Benefits Team at (817) 722-7501 or 1-866-637-4387 with any specific benefit questions you may have.

Consistent with all roles in the organization, your employment will be on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. However, if we terminate your employment without Cause (as defined on Exhibit A), you will receive the following severance benefits, subject to the conditions noted below: (i) we will pay you an amount equal to six months of your base salary, (ii) if you are participating in our group health plans immediately prior to your termination, we will pay you an amount equal to the applicable premium for COBRA continuation coverage for you and your eligible dependents for six months, (iii) we will pay you any sign-on bonus installments that have not by then already been paid; and (iv) that portion of the Initial Equity Award (if any) that was otherwise scheduled to vest in the ordinary course during the six month period immediately following your termination date will become vested. To be eligible for these benefits you must (x) sign a release of claims on such form as we supply (which form will be substantially consistent with that used for other terminating senior executives) and that release must become irrevocable within 60 days after your termination date, and (y) comply with any applicable post-employment covenants under any other written agreement with us. The amounts described in clauses (i), (ii) and (iii) will be paid in a single cash lump sum (less required tax withholdings) as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date. The shares described in clause (iv) will be issued (if not already outstanding) and released from transfer restrictions as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date.

You will have rights (i) to indemnification in accordance with, and subject to the terms and conditions of, and limitations in, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and (ii) under any applicable directors and officers insurance under which you are covered.

This offer is contingent on the following items:

•	Successful completion of your background check

•	Your signed acknowledgment of the Non-Competition, Non-Solicitation and Confidentiality Agreement

•	Your signed acknowledgement of the GameStop CARES Rules of Dispute Resolution Including Arbitration

Pgae 2 of 4

625 Westport Parkway

Grapevine, TX 76051

817-424-2000

By signing this letter, you (i) confirm that you are not subject to any agreement or restriction that could conflict with, or be violated by, your work for the Company and its affiliates, (ii) confirm that all information provided to the Company or its agents during the interview and hiring process is true and accurate in all respects, and (iii) agree that, in the course of performing services for the Company, you will not use, disclose or otherwise rely upon any confidential information or trade secrets derived from any previous employment.

Except as otherwise expressly provided herein, this letter represents our entire agreement regarding your employment and compensation and supersedes all prior discussions and agreements regard these topics. Any modification of any of the terms of this letter must be made in writing and signed by an executive officer of the Company to be valid and enforceable.

We are pleased and excited that you have chosen to become a part of GameStop and look forward to the energy and experience you will bring to our growing organization. If you have any questions or concerns, please feel free to contact me.

Sincerely,

/s/ Dan L. Reed Date: 6/9/2021

Dan L. Reed
Senior Vice President, General Counsel and Corporate Secretary

Accepted By:	/s/ Mike Recupero	6/8/2021
	Mike Recupero	Date

625 Westport Parkway

Grapevine, TX 76051

817-424-2000

Exhibit A

Additional Provisions for Offer Letter

1.    Definitions. For purposes of the offer letter:

“Cause” mean any of the following: (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) your willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company or any of its affiliates or subsidiaries; (iii) material breach by you of any agreement with, policy of or duty owed to the Company or any of its affiliates or subsidiaries; or (iv) your willful refusal to perform your duties to the Company or the lawful direction of your supervisor that is not the result of a disability; provided, however, an act or omission described in clause (iii) or (iv) will only constitute “Cause” if (A) it is not curable, in the good faith sole discretion of the Company’s Board of Directors (the “Board”) or its delegate, or (B) it is curable in the good faith sole discretion of the Board or its delegate, but is not cured to the reasonable satisfaction of the Board or its delegate within 30 days following written notice thereof to you by the Company (such notice to state with specificity the nature of the breach or willful refusal). However, a termination of your employment due to your Disability will not constitute a termination without Cause.

“Disability” means a written determination by a physician mutually agreeable to you and the Company (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period. In addition, and without limiting the foregoing, a Disability shall be deemed to have occurred if you become entitled to receive benefits under any long-term disability plan or policy maintained or funded by the Company.

2.    Section 409A. The parties intend for all amounts payable under this offer letter to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this offer letter will be interpreted accordingly. Nonetheless, the Company does not guaranty the tax treatment of your compensation arrangements under Section 409A or any other federal, state or local tax law.